UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Ultimate Software Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Commencing May 15, 2013, The Ultimate Software Group, Inc. (the “Company”) is providing additional clarifying disclosure and intends to send the following communication to certain stockholders.

We write to bring to your attention a disagreement between the Company and ISS Proxy Advisory Services (“ISS”).  ISS recently published its report regarding proposals to be voted on at the Company’s Annual Meeting of Stockholders to be held on May 20, 2013.   In the above-referenced report, ISS recommended that stockholders vote “AGAINST” the election of Alois T. Leiter and “AGAINST” the approval of the compensation of our named executive officers.

Although we have addressed these matters in considerable detail in our 2013 proxy statement, we feel compelled to respond to ISS’ recommendations.  For the reasons set forth below, we believe ISS’ recommendations are based on incomplete, inaccurate and contradictory analyses and we urge you to vote “FOR” the election of Alois T. Leiter and “FOR” the approval of the compensation of our named executive officers.  We note that ISS’ sole stated reason to vote against Alois T. Leiter was that he is an incumbent member of our Board’s Compensation Committee.

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ISS incorrectly states that the Company’s say-on-pay proposal has historically received relatively low support, when, in fact, last year’s say-on-pay proposal was overwhelmingly approved by a larger margin than the prior year.   ISS’ primary reason for recommending a vote against the Company’s say-on-pay proposal is because of “repeated relatively low levels [of] support” and “repeated unresponsiveness relating to the company’s compensation practices.”  To the contrary, shareholder support for the Company’s say-on-pay proposal has been steadily increasing year to year, receiving the support of 64.5% of shares voted in 2011 and 66.9% of shares voted in 2012, even though ISS had recommended a vote against our say-on-pay proposal in both of those years.  ISS, however, fails to acknowledge this positive trend in shareholder support for our say-on-pay proposal, and fails to acknowledge that the prior years’ results were extremely close to what we understand is ISS’ recommended threshold of 70% of shares cast in favor.

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To amplify the “outreach” disclosure in this year’s proxy statement, since the Company’s 2012 Annual Meeting, management has engaged in a substantial ongoing dialogue with our stockholders which, in aggregate, management believes represents in excess of 75% of the outstanding shares of the Company.

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During these discussions, we have received only positive feedback with respect to the compensation paid to our senior executive officers.  Management was not made aware of any concerns regarding “say-on-pay.”

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As stated in our proxy statement, the Compensation Committee’s decisions regarding executive pay were impacted by the increased support and the significant positive feedback we received from our stockholders.

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ISS’ peer group comparison was faulty, as it included on-premise software companies and unrelated companies, such as Aspen Technology, Inc., Advent Software Inc. and TiVo Inc., rather than current publicly traded Saas/Cloud companies, such as Salesforce.com, Inc., Concur and Netsuite, Inc. In fact, only one company in the ISS peer group, Concur Technologies, Inc., was included in the peer group we disclosed in our proxy statement.  The two other companies that are currently public and included by us in our peer group, Netsuite, Inc. and Salesforce.com, Inc., were left out of ISS’ peer group analysis.  We do not believe that the companies ISS selected as our peer group are representative of our industry and business model, and, therefore, it is inaccurate to present our CEO’s pay as being “3.86 times the median of its [ISS] peers.”  In fact, a careful analysis of the Company’s peer group as described above and in our proxy statement shows that our CEO’s pay was only 0.5 times the average CEO pay of its peer group for 2011 (the last year that information was publicly available at the time 2012 executive compensation was set by the Company’s Compensation Committee).

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ISS’ analysis of the grants of restricted stock with four-year cliff vesting to our named executive officers is flawed, and contradicts ISS’ own analysis of the Company’s overall compensation program.  ISS states that “trends in pay and performance are relatively aligned” at the Company, although ISS still recommends a vote against the Company’s say-on-pay proposal because it believes that the restricted stock with cliff vesting after four years granted to our executive officers “reflect a significant pay-for-performance concern.”   ISS fails to consider the Company’s actions that aligned pay with performance over the last four years, and resulted in CEO compensation that clearly tracked total shareholder returns from 2009 through 2012.  To put it bluntly, pay tracked performance as shown by the “Absolute Alignment” chart included in ISS’ report.

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The Company has always maintained a fundamental belief of making business decisions that positively impact the business and its customers for the long term.  If the management of the Company does not perform, then the value of the restricted stock awards, which comprises an overwhelming portion of the named executive officers’ compensation, will not be realized.  It is, therefore, imprecise and flawed to state that the grant of restricted stock is “lacking performance conditions.”  Rather, they reflect an on-going effort to align management’s incentives with stockholder returns.

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In fact, ISS’ own analysis confirms that the compensation paid to our CEO closely tracks total stockholder returns, as indicated by the statement in ISS’ report that the Company’s total shareholder returns are high relative to its peers for the past one-, three- and five-year periods.  Additionally, ISS states that the Company “rank[s] at the 98th percentile of ISS’ selected peers for the most recent 3-year period.”

	○	ISS (and Glass Lewis) have focused attention on the significant grants made in 2012.

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First, the awards reflect the CEO’s recommendation to the Compensation Committee and the Compensation Committee’s analysis to recognize management’s long term accomplishments, including consistent and strong recurring revenue growth, high customer retention, focus on increasing profitability and cash flow.  In addition, recognition was provided for increasing the Company’s market capitalization from $800 million at the beginning of 2009 to nearly $3 billion at the end of 2012.

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Second, the Compensation Committee evaluated the three-year average compensation for the named executive officers of the Company’s peer group (Salesforce, Concur, Netsuite) and itself in making the 2012 restricted stock awards.  In particular, for the period of 2009-2011 (the most recent year of publicly available information at the time of the Compensation Committee’s evaluation), the average compensation for CEOs for the group was $6.5 million (including $5.3 million from equity compensation) while our CEO’s compensation was $2.8 million (of which $2.1 million was equity-based).

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Finally, we reiterate that the equity compensation awards were subject to a four-year cliff vesting period.  Thus, we believe this creates alignment and a requirement of continued performance.  If the management team (inclusive of the named executive officers) does not perform, then the current value of the awards (which appears to be the focus of the ISS and Glass Lewis objections) will not be realized.